Exhibit 99.1

LPL Financial Announces Second Quarter 2012 Financial Results
— Strong Business Development Leads to Addition of 223 Net New Advisors —
— Company Declares Initial $0.12 Quarterly Cash Dividend —

Boston, MA - July 31, 2012 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced second quarter net income of $39.5 million, or $0.35 per diluted share, down $6.0 million compared to second quarter 2011 net income of $45.5 million, or $0.40 per diluted share. Adjusted Earnings, a non-GAAP measure, which excludes certain non-cash charges and other adjustments, were $55.0 million, or $0.49 per diluted share, down $3.8 million or 6.5% compared to $58.8 million, or $0.52 per diluted share, in the second quarter of 2011. Net revenues for the second quarter of 2012 increased 1.5% to $907.8 million, from $894.0 million in the prior year period. A reconciliation of GAAP measures to our non-GAAP measures, along with an explanation of these metrics, is provided below.

For the first six months of 2012, net income of $80.7 million was down $13.8 million or 14.6% compared to $94.5 million for the same period in 2011, due primarily to a $16.5 million pre-tax charge related to the completion of the refinancing of our senior secured credit facilities in the first quarter of 2012. Adjusted Earnings through June 30, 2012 were $118.2 million, which were consistent with the comparable period in 2011. Net revenues for the first six months of 2012 were $1.8 billion, an increase of 2.4% over the comparable period of 2011.

“Investors are exhibiting more cautious behavior in light of the uncertain market conditions, which manifests itself in lower investment activity and reduced trading. As a result, net revenues only grew 1.5% year-over-year,” said Mark Casady, LPL Financial chairman and CEO. “At the same time, our performance has been impacted by our ongoing commitment to additional investment. This strategy is driven by our confidence in the strength of our underlying business and in our competitive position, but has placed further pressure on our bottom-line results this quarter. Year-over-year we dedicated additional transition assistance to support strong advisor growth, incurred incremental expenses from our acquisitions of Concord and Fortigent and made additional investments in the retirement and mass-market spaces. Taken together this increase in investments reduced Adjusted Earnings by $4.1 million and impacted Adjusted Earnings per diluted share by $0.04 year-over-year. The result was Adjusted Earnings per Share declined 5.8% year-over-year to $0.49 for the quarter.”
Mr. Casady continued, “we have not wavered from managing the company for long-term growth. The solid performance this quarter of several key metrics reinforces this strategy and positions the Company for future success. Our recurring revenue remains a valuable component of our business, and new advisor growth was robust with 223 net new advisors joining this quarter. We continue to see strong asset flows, as reflected by $2.8 billion in net new advisory assets representing 10% annualized growth.”
Total advisory and brokerage assets were $353.0 billion at the end of the quarter, which increased 3.6% from $340.8 billion as of June 30, 2011 and decreased 0.3% from $354.1 billion as of March 31, 2012. Supported by net new advisory assets of $2.8 billion during the second quarter, advisory assets under management were $111.4 billion at quarter-end.

Dan Arnold, chief financial officer, commented, "In addition to the challenging market conditions and our incremental investments, we are experiencing increasing payout rates year-over-year due to the continued growth from our larger advisor practices and the UVEST conversion. Under these conditions, we continue our ongoing review of the needs of the business and our pursuit of efficiencies. Operationally, we are providing our advisors and their clients with the high level of service and execution they are accustomed to, and stand ready to support them when growth returns. We are balancing this approach by taking proactive steps to realize cost management savings and reduce our core expenses."

Mr. Arnold continued, “One of the distinguishing strengths of our platform is the ability to sustain strong free cash flows under varying market conditions. As a result, I am pleased to share that our Board of Directors has approved an initial quarterly cash dividend of $0.12 per share. This is in addition to our recent special dividend of $223 million and our ongoing share repurchase program, under which we repurchased 0.6 million shares during the second quarter for a total of $18.4 million, or an average of $33.17 per share. Since the IPO, we have returned $367.5 million to our shareholders through share repurchases and dividends, and invested an additional $83.0 million in acquisitions. Our strong cash flows permit us the flexibility concurrently to reinvest in the business, reward shareholders and pursue attractive strategic opportunities when they present themselves.”

Mr. Casady concluded, "Overall we feel very good about the future of independent advice and our place in leading its growth as we expand our capabilities. We have great confidence in the deep relationships our advisors have with their clients and that our advisors have with us. With the addition of new advisors and investment in new ventures, we have nurtured a strong growth portfolio. When this cycle of cautious investor sentiment subsides, we are well positioned to deliver strong growth and related margin expansion as we have delivered historically. While the quarterly milestones that pave the way to the future may be more challenging than we would like, we remain steadfast in our conviction that our model will deliver strong financial performance over time. We believe our strategy will deliver success in an evolving and consolidating market place, and will create value for our shareholders.”

Financial Highlights

•
The Board of Directors declared a one-time special cash dividend of $2.00 per share, paid on May 25, 2012 to all common stockholders of record as of the close of business on May 15, 2012. In addition, the Board of Directors has declared an initial quarterly cash dividend of $0.12 per share on the Company's outstanding common stock to be paid on August 30, 2012 to all stockholders of record on August 15, 2012. The declarations of future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board of Directors.

•
During the second quarter of 2012, the Company repurchased 0.6 million shares of its common stock for a total of $18.4 million, or an average price of $33.17 per share. As of June 30, 2012, the Company had used approximately 93% of the $70.0 million authorized under its existing repurchase program. On May 25, 2012, the Board of Directors approved an additional share repurchase program in which the Company may purchase up to $75.0 million of its outstanding common stock.

•	Net revenue for the second quarter of 2012 increased 1.5% to $907.8 million from $894.0 million in the second quarter of 2011. Key components of this change include:

◦	Commission revenue decreased 2.7% for the second quarter of 2012 compared to the prior year period, as commissions per advisor declined 6.2%, offset by growth in advisor headcount.

◦
Advisory revenue increased 1.5% for the second quarter of 2012 compared to the prior year period, primarily reflecting growth in net advisory assets over the last four quarters, as well as market appreciation, partially offset by a decrease in advisory revenues as a percent of advisory assets.

◦	Recurring revenue, a statistical measure reflecting a level of stability in our performance, represented 65.3% of net revenue for the quarter, compared to 62.4% for the prior year period.

•	Total advisory and brokerage assets ended at $353.0 billion as of June 30, 2012, up 3.6% compared to $340.8 billion as of June 30, 2011. Key drivers of this trend include:

◦	Advisory assets in the Company's fee-based platforms were $111.4 billion at June 30, 2012, up 7.9% from $103.2 billion at June 30, 2011.

◦	Net new advisory assets, which exclude market movement, were $2.8 billion for the three months ended June 30, 2012. On an annualized basis, this represents 10.0% growth.

•
Revenues generated from the Company's cash sweep programs increased 14.4% to $34.1 million compared to $29.8 million in the prior year period. The assets in the Company's cash sweep programs averaged $22.6 billion for the second quarter of 2012 and $19.5 billion in the year-ago quarter. Revenues benefited from increased cash sweep balances and an increase in the effective federal funds rate, which averaged 0.15% for the second quarter of 2012 compared to 0.09% for the same period in the prior year. These benefits were partially offset by new assets earning a lower weighted average fee than the existing base, and the impact of a contract renegotiation in the second quarter as previously communicated.

Operational Highlights

•
The Company added 671 net new advisors during the twelve months ending June 30, 2012, excluding the attrition of 146 advisors from the UVEST conversion. During the second quarter of 2012, 223 net new advisors joined LPL Financial as the Company continues to build relationships with advisors from all channels across the financial services industry.

•
Assets under custody in the LPL Financial RIA platform, which provides integrated fee- and commission-based capabilities for independent advisors, grew 52.6% to $29.9 billion as of June 30, 2012 encompassing 166 RIA firms, compared to $19.6 billion and 128 RIA firms as of June 30, 2011.

•	In the second quarter, LPL Financial received broad industry recognition for its advisors, technology and services.

◦	LPL Financial was named the nation's largest independent broker-dealer based on total revenues for the seventeenth consecutive year by Financial Planning magazine.

◦
LPL Financial received the Digital Marketer of the Year Award for 2012 in recognition of outstanding marketing support delivered to financial advisors based on four criteria: marketing leadership, technology innovation, setting success measurement and return on investment metrics, and organizational dynamics that facilitate a culture of collaboration.

◦	Bank Investment Consultant magazine named nine LPL Financial program managers in their 2012 Top Program Managers list of the twenty most productive bank and credit union-based advisors.

◦
LPL Financial's Advisory and Brokerage Consulting team has been named the Field Sales Team of the Year by the Money Management Institute, in recognition of their support to financial advisors in providing their clients with the diverse platforms, strategies and advice to meet their financial goals.

Conference Call and Additional Information

The Company will hold a conference call to discuss results at 8 a.m. EDT on July 31, 2012.  The conference call can be accessed by dialing (877) 677-9122 (domestic) or (708) 290-1401 (international) and entering passcode 94099570. For additional information, please visit the Company's website to access the Q2 2012 Financial Supplement.

The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available one hour after the call and can be accessed by dialing (855) 859-2056 (domestic) or 404-537-3406 (international) and entering passcode 94099570. The telephonic replay will be available until 11:59 pm on August 7, 2012.

Financial Highlights and Key Metrics
(Dollars in thousands, except per share data and where noted)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Financial Highlights (unaudited)
Net Revenue	$907,843	$893,996	1.5%	$1,809,616	$1,767,865	2.4%
Net Income	$39,502	$45,507	(13.2)%	$80,681	$94,506	(14.6)%
Earnings Per Share — diluted	$0.35	$0.40	(12.5)%	$0.72	$0.82	(12.2)%
Non-GAAP Measures:
Adjusted Earnings(1)	$54,973	$58,807	(6.5)%	$118,172	$118,180	—%
Adjusted Earnings Per Share(1)	$0.49	$0.52	(5.8)%	$1.05	$1.04	1.0%
Adjusted EBITDA(1)	$111,579	$122,997	(9.3)%	$236,534	$247,328	(4.4)%

	As of June 30,
	2012	2011	% Change
Metric Highlights (unaudited)
Advisors(2)	13,185	12,660	4.1%
Advisory and Brokerage Assets (billions)(3)	$353.0	$340.8	3.6%
Advisory Assets Under Management (billions)(4)	$111.4	$103.2	7.9%
Net New Advisory Assets (billions)(5)	$5.3	$6.8	(22.1)%
Insured Cash Account Balances (billions)(4)	$14.6	$13.2	10.6%
Money Market Account Balances (billions)(4)	$8.5	$8.2	3.7%

(1)
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)
Net income	$39,502	$45,507	$80,681	$94,506
Interest expense	13,439	18,154	29,471	36,326
Income tax expense	27,806	29,972	53,490	62,531
Amortization of purchased intangible assets and software(a)	9,948	9,686	19,780	19,223
Depreciation and amortization of all other fixed assets	7,464	8,721	14,807	17,349
EBITDA	98,159	112,040	198,229	229,935
EBITDA Adjustments:
Employee share-based compensation expense(b)	5,176	3,427	9,336	7,287
Acquisition and integration related expenses(c)	5,056	1,548	6,914	2,964
Restructuring and conversion costs(d)	2,164	4,599	4,174	5,434
Debt extinguishment costs(e)	109	—	16,652	—
Equity issuance and related offering costs(f)	446	1,349	446	1,641
Other(g)	469	34	783	67
Total EBITDA Adjustments	13,420	10,957	38,305	17,393
Adjusted EBITDA	$111,579	$122,997	$236,534	$247,328

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)
Net income	$39,502	$45,507	$80,681	$94,506
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	3,806	2,677	6,973	5,578
Acquisition and integration related expenses(j)	3,561	955	4,707	1,829
Restructuring and conversion costs	1,335	2,838	2,575	3,353
Debt extinguishment costs	67	—	10,274	—
Equity issuance and related offering costs	275	832	275	1,012
Other	289	21	483	41
Total EBITDA Adjustments	9,333	7,323	25,287	11,813
Amortization of purchased intangible assets and software(h)	6,138	5,977	12,204	11,861
Adjusted Earnings	$54,973	$58,807	$118,172	$118,180
Adjusted Earnings per share(k)	$0.49	$0.52	$1.05	$1.04
Weighted average shares outstanding — diluted(l)	112,834	113,150	112,679	113,155
___________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)	Represents acquisition and integration costs resulting from certain of the Company's acquisitions.

(d)
Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of June 30, 2012, approximately 78% and 97%, respectively, of costs related to these two initiatives have been recognized. The remaining costs largely consist of transition payments to be made in connection with these two conversions for the retention of advisors and institutions, and conversion and transfer costs that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred resulting from the early extinguishment and repayment of the Company's senior secured credit facilities under its Third Amended and Restated Credit Agreement, including the write-off of $16.5 million of unamortized debt issuance costs that have no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the development of the new senior secured credit facilities.

(f)	Represents equity issuance and offering costs related to the closing of a secondary offering in the second quarter of 2012, and the closing of a secondary offering in the second quarter of 2011.

(g)	Represents certain excise and other taxes.

(h)
EBITDA Adjustments and amortization of purchased intangible assets and software have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the three and six months ended June 30, 2012 and 2011, net of the federal tax benefit.

(i)
Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.6 million and $1.5 million, respectively, for the three months ending June 30, 2012 and 2011. For the six month periods ending June 30, 2012 and 2011, share-based compensation for vesting of incentive stock options was $3.2 million and $2.8 million, respectively.

(j)
Represents the after-tax expense of acquisition and related costs in which the Company receives a tax deduction, and the full expense impact of transaction costs for which the Company does not receive a tax deduction. Non-deductible transaction costs were $1.2 million for the three and six months ended June 30, 2012.

(k)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)
Earnings per share — diluted	$0.35	$0.40	$0.72	$0.82
Adjustment for allocation of undistributed earnings to stock units	—	0.01	—	0.01
After-Tax:
EBITDA Adjustments per share	0.08	0.06	0.22	0.11
Amortization of purchased intangible assets and software per share	0.06	0.05	0.11	0.10
Adjusted Earnings per share	$0.49	$0.52	$1.05	$1.04

(l)
Included within the weighted average share count for the three and six months ended June 30, 2012, is approximately 850,000 shares resulting from the distribution pursuant to the 2008 Nonqualified Deferred Compensation Plan that were not included in the weighted average share count for the three and six months ended June 30, 2011.

(2)
Advisors are defined as those independent financial advisors and financial advisors at financial institutions who are licensed to do business with the Company's broker-dealer subsidiaries. The number of advisors at June 30, 2012 reflects attrition of 146 advisors related to the integration of the UVEST platform.

(3)
Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition. Such totals do not include the market value of client assets held in retirement plans administered by the Company, and trust assets supported by Concord Wealth Management.

(4)	Advisory assets under management, insured cash account balances and money market account balances are components of advisory and brokerage assets.

(5)
Represents net new advisory assets that are custodied in our fee-based advisory platforms during the six month ended June 30, 2012 and 2011. Net new advisory assets for the three months ended June 30, 2012 and 2011 were $2.8 billion and $3.1 billion, respectively.

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) amortization of intangible assets and software, a component of depreciation and amortization, resulting from previous acquisitions, (c) debt extinguishment costs (d) restructuring and conversion costs and (e) equity issuance and related offering costs. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, dividends and liquidity, as well as any other statements that are not purely historical, constitute forward-looking statements.  These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of July 31, 2012. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans or expectations expressed or implied by the Company will be achieved.  Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions; fluctuations in the value of assets under management; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; the Company's success in integrating the operations of acquired businesses; the effect of current, pending and future legislation, regulation and regulatory actions; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2011 Annual Report on Form 10-K.  For example, the Company may be unable to successfully integrate the systems and operations related to our acquisitions of Concord Wealth Management and Fortigent Holdings Company, Inc. and realize the expected synergies from these transactions. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this quarterly report, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2012), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers integrated technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 13,100 financial advisors and approximately 685 financial institutions. In addition, LPL Financial supports over 4,500 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 2,900 employees with headquarters in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC

# # #

LPLA-F

Media Relations	Investor Relations
Michael Herley	Trap Kloman
LPL Financial	LPL Financial
Phone: (212) 521-4897	Phone: (617) 897-4574
Email: michael-herley@kekst.com	Email: investor.relations@lpl.com

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Revenues
Commissions	$447,243	$459,882	(2.7)%	$910,896	$911,759	(0.1)%
Advisory fees	268,192	264,289	1.5%	519,173	508,376	2.1%
Asset-based fees	102,784	90,504	13.6%	200,025	180,327	10.9%
Transaction and other fees	78,894	68,755	14.7%	153,466	142,504	7.7%
Other	10,730	10,566	1.6%	26,056	24,899	4.6%
Net revenues	907,843	893,996	1.5%	1,809,616	1,767,865	2.4%
Expenses
Production	630,136	634,088	(0.6)%	1,257,043	1,238,415	1.5%
Compensation and benefits	93,034	81,410	14.3%	182,046	165,552	10.0%
General and administrative	84,457	61,644	37.0%	152,023	128,612	18.2%
Depreciation and amortization	17,412	18,407	(5.4)%	34,587	36,572	(5.4)%
Restructuring charges	2,057	4,814	(57.3)%	3,751	5,351	(29.9)%
Total operating expenses	827,096	800,363	3.3%	1,629,450	1,574,502	3.5%
Non-operating interest expense	13,439	18,154	(26.0)%	29,471	36,326	(18.9)%
Loss on extinguishment of debt	—	—	*	16,524	—	*
Total expenses	840,535	818,517	2.7%	1,675,445	1,610,828	4.0%
Income before provision for income taxes	67,308	75,479	(10.8)%	134,171	157,037	(14.6)%
Provision for income taxes	27,806	29,972	(7.2)%	53,490	62,531	(14.5)%
Net income	$39,502	$45,507	(13.2)%	$80,681	$94,506	(14.6)%
Earnings per share
Basic	$0.36	$0.41	(12.2)%	$0.73	$0.86	(15.1)%
Diluted	$0.35	$0.40	(12.5)%	$0.72	$0.82	(12.2)%
___________________
* Not Meaningful

LPL Financial Holdings Inc.
Financial Highlights
(Dollars in thousands, except per share data and where noted)
(Unaudited)

	Three Month Quarterly Results
	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
REVENUES
Commissions	$447,243	$463,653	$404,382	$438,294	$459,882
Advisory fees	268,192	250,981	251,219	267,878	264,289
Asset-based fees	102,784	97,241	89,706	89,691	90,504
Transaction and other fees	78,894	74,572	71,227	78,476	68,755
Other	10,730	15,326	12,119	8,518	10,566
Net revenues	907,843	901,773	828,653	882,857	893,996
EXPENSES
Production(1)	630,136	626,907	586,123	623,886	634,088
Compensation and benefits	93,034	89,012	79,237	77,337	81,410
General and administrative	84,457	67,566	58,553	76,063	61,644
Depreciation and amortization	17,412	17,175	16,947	19,222	18,407
Restructuring charges	2,057	1,694	8,372	7,684	4,814
Total operating expenses	827,096	802,354	749,232	804,192	800,363
Non-operating interest expense	13,439	16,032	15,835	16,603	18,154
Loss on extinguishment of debt	—	16,524	—	—	—
Total expenses	840,535	834,910	765,067	820,795	818,517
INCOME BEFORE PROVISION FOR INCOME TAXES	67,308	66,863	63,586	62,062	75,479
PROVISION FOR INCOME TAXES	27,806	25,684	24,138	25,634	29,972
NET INCOME	$39,502	$41,179	$39,448	$36,428	$45,507
EARNINGS PER SHARE
Basic	$0.36	$0.38	$0.36	$0.33	$0.41
Diluted	$0.35	$0.37	$0.35	$0.32	$0.40
FINANCIAL CONDITION
Total Cash & Cash Equivalents (billions)	$0.5	$0.7	$0.7	$0.7	$0.7
Total Assets (billions)	$3.6	$3.8	$3.8	$3.7	$3.7
Total Debt (billions)(2)	$1.3	$1.4	$1.3	$1.3	$1.3
Stockholders' Equity (billions)	$1.2	$1.2	$1.3	$1.3	$1.3
KEY METRICS
Advisors	13,185	12,962	12,847	12,799	12,660
Production Payout(1)	86.7%	86.4%	88.0%	87.0%	86.3%
Advisory and Brokerage Assets (billions)	$353.0	$354.1	$330.3	$316.4	$340.8
Advisory Assets Under Management (billions)	$111.4	$110.8	$101.6	$96.3	$103.2
Net New Advisory Assets (billions)(3)	$2.8	$2.5	$1.0	$3.0	$3.1
Insured Cash Account Balances (billions)(4)	$14.6	$13.9	$14.4	$14.2	$13.2
Money Market Account Balances (billions)(4)	$8.5	$7.7	$8.0	$8.9	$8.2
Adjusted EBITDA(5)	$111,579	$124,955	$100,796	$111,596	$122,997
Adjusted Earnings(5)	$54,973	$63,199	$48,838	$51,567	$58,807
Adjusted Earnings per share(5)	$0.49	$0.56	$0.44	$0.46	$0.52
_____________________________

(1)
Production expense is comprised of commission and advisory fees and brokerage, clearing and exchange fees. Production payout, a statistical measure, excludes brokerage, clearing and exchange fees and is calculated as commission and advisory fees divided by commission and advisory revenues.

(2)	Represents borrowings on the Company's senior secured credit facilities, revolving line of credit and bank loans payable.

(3)	Represents net new advisory assets that are custodied in our fee-based advisory platforms during the three month periods then ended.

(4)	Represents insured cash and money market account balances as of each reporting period.

(5)	The reconciliation from net income to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands, except per share data):

	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
	(unaudited)
Net income	$39,502	$41,179	$39,448	$36,428	$45,507
Interest expense	13,439	16,032	15,835	16,603	18,154
Income tax expense	27,806	25,684	24,138	25,634	29,972
Amortization of purchased intangible assets and software(a)	9,948	9,832	9,849	9,909	9,686
Depreciation and amortization of all other fixed assets	7,464	7,343	7,098	9,313	8,721
EBITDA	98,159	100,070	96,368	97,887	112,040
EBITDA Adjustments:
Employee share-based compensation expense(b)	5,176	4,160	3,858	3,833	3,427
Acquisition and integration related expenses(c)	5,056	1,858	(8,020)	1,241	1,548
Restructuring and conversion costs(d)	2,164	2,010	8,532	8,086	4,599
Debt extinguishment costs(e)	109	16,543	—	—	—
Equity issuance and offering related costs(f)	446	—	—	421	1,349
Other(g)	469	314	58	128	34
Total EBITDA Adjustments	13,420	24,885	4,428	13,709	10,957
Adjusted EBITDA	$111,579	$124,955	$100,796	$111,596	$122,997

	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
	(unaudited)
Net income	$39,502	$41,179	$39,448	$36,428	$45,507
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	3,806	3,167	2,961	2,933	2,677
Acquisition and integration related expenses(j)	3,561	1,146	(4,948)	765	955
Restructuring and conversion costs	1,335	1,240	5,264	4,989	2,838
Debt extinguishment costs	67	10,207	—	—	—
Equity issuance and offering related costs	275	—	—	260	832
Other	289	194	36	79	21
Total EBITDA Adjustments	9,333	15,954	3,313	9,026	7,323
Amortization of purchased intangible assets and software(h)	6,138	6,066	6,077	6,113	5,977
Adjusted Earnings	$54,973	$63,199	$48,838	$51,567	$58,807
Adjusted Earnings per share(k)	$0.49	$0.56	$0.44	$0.46	$0.52
Weighted average shares outstanding — diluted(l)	112,834	112,529	111,095	111,173	113,150
______________________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents employee share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)
Represents acquisition and integration costs resulting from certain of the Company's acquisitions. As previously disclosed, the Company has been involved in a legal dispute with a third-party indemnitor under a purchase and sale agreement with respect to the indemnitor's refusal to make indemnity payments that the Company believed were required under the purchase and sale agreement. The Company settled this legal dispute in the fourth quarter of 2011. Accordingly, the Company received a $10.5 million cash settlement, $9.8 million of which has been excluded from the presentation of Adjusted EBITDA, a non-GAAP measure.

(d)
Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities. As of June 30, 2012, approximately 78% and 97%, respectively, of costs related to these two initiatives have been recognized.  The remaining costs largely consist of transition payments made in connection with these two conversions for the retention of advisors and institutions, and conversion and transfer costs that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred resulting from the early extinguishment and repayment of the Company's senior secured credit facilities under its Third Amended and Restated Credit Agreement, including the write-off of $16.5 million of unamortized debt issuance costs that have no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the development of the new senior secured credit facilities.

(f)	Represents equity issuance and offering costs related to the closing of a secondary offering in the second quarter of 2012, and the closing of a secondary offering in the second quarter of 2011.

(g)	Represents certain excise and other taxes.

(h)
EBITDA Adjustments and amortization of purchased intangible assets, a component of depreciation and amortization, have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the periods presented, net of the federal tax benefit.

(i)
Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Employee share-based compensation for vesting of incentive stock options was $1.6 million, $1.6 million, $1.5 million, $1.5 million and $1.5 million for the three months ended June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011 and June 30, 2011, respectively.

(j)
Represents the after-tax expense of acquisition and related costs in which the Company receives a tax deduction, and the full expense impact of transaction costs for which the Company does not receive a tax deduction. Non-deductible transaction costs were $1.2 million for the three months ended June 30, 2012.

(k)	Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
	(unaudited)
Earnings per share — diluted	$0.35	$0.37	$0.35	$0.32	$0.40
Adjustment for allocation of undistributed earnings to stock units	—	—	0.01	—	0.01
After-Tax:
EBITDA Adjustments per share	0.08	0.14	0.03	0.09	0.06
Amortization of purchased intangible assets per share	0.06	0.05	0.05	0.05	0.05
Adjusted Earnings per share	$0.49	$0.56	$0.44	$0.46	$0.52

(l)
The weighted average share count for the first and second quarters of 2012 includes approximately 850,000 shares resulting from the distribution pursuant to the 2008 Nonqualified Deferred Compensation Plan that were not previously included in the quarterly weighted average share count.